Exhibit 4.20
Guarantee

GUARANTEE

WHEREAS Americana Foods Limited Partnership (the "Borrower") has entered into a credit agreement dated as of April 21, 2006 among the Borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent (in such capacity, the "Administrative Agent") for the lenders from time to time party thereto (such lenders, together with their respective successors, assigns and transferees (the "Lenders")), and the Lenders party thereto (as amended from time to time, the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement;

AND WHEREAS the Guarantor owns a controlling interest in the Borrower and is financially interested in the Borrower's affairs;

AND WHEREAS it is a requirement of the Credit Agreement that the undersigned CoolBrands International Inc. (the "Guarantor") guarantee payment of all Secured Obligations (as hereinafter defined);

NOW THEREFORE for good and valuable consideration including payment to the Guarantor of the sum of ten dollars, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees with the Administrative Agent as follows:

Section 1                      Guarantee

The Guarantor hereby unconditionally guarantees the punctual payment and performance to the Administrative Agent, forthwith on demand by the Administrative Agent, of all present and future Secured Obligations. The Guarantor also guarantees the full, prompt and unconditional performance of all obligations and agreements of every kind owed or hereafter to be owed by the Borrower to the Administrative Agent or the Lenders under the Credit Agreement and the other Loan Documents to which the Borrower is a party. This guarantee shall be a continuing guarantee and shall guarantee the Secured Obligations and any ultimate balance thereof, notwithstanding that the Borrower may from time to time satisfy the Secured Obligations in whole or in part and thereafter incur further Secured Obligations.

Section 2                      Indemnity

In addition to the guarantee provided in section 1, and as a separate and distinct obligation, the Guarantor hereby agrees to indemnify and save harmless the Administrative Agent and the Lenders, forthwith on demand by the Administrative Agent, from and against any and all direct and indirect claims, demands, losses, damages, liabilities, charges, obligations, payments and expenses of any nature or kind, howsoever or whenever arising, which the Administrative Agent or any Lender or Lenders may suffer or incur in any way relating to or arising from:

(a)           the failure of the Borrower to pay and satisfy the Secured Obligations; or

(b)           the Secured Obligations or any agreement creating or relating to any or all Secured Obligations in any way being or becoming for any reason whatsoever, in whole or in part, void, voidable, ultra vires, illegal, invalid, ineffective or otherwise unenforceable or released or discharged by operation of law or otherwise;

provided that any payment actually made by the Guarantor to the Administrative Agent under section 1 shall reduce the liability of the Guarantor under this section 2 by the same amount.

Section 3                      Limitation of Liability

The liability of the Guarantor under this agreement is unlimited.

Section 4                       Interest after Demand

The Guarantor shall pay to the Administrative Agent interest on all amounts owing by the Guarantor pursuant to this agreement accruing from the date the Administrative Agent demands payment pursuant to this agreement at the highest rate per annum applicable from time to time to any of the Secured Obligations. Such interest shall be calculated and payable monthly not in advance both before and after judgment on the first day of each month after such demand.

Section 5                      Determination of Liability for Future Advances

The Secured Obligations herein guaranteed shall not include any voluntary advances made by the Administrative Agent or any Lender to the Borrower after the date (the "Determination Date") which is ninety days following the date of receipt by the Administrative Agent of written notice from the Guarantor advising that the Guarantor shall not be responsible for such advances. As used herein, "voluntary advances" excludes advances made by the Administrative Agent or any Lender to or for the benefit of the Borrower which the Administrative Agent or any Lender is required to make as a result of a commitment given prior to the Determination Date to the Borrower or another person, including, without limitation, any payment by the Administrative Agent or any Lender under a letter of credit issued or a bankers' acceptance accepted by the Administrative Agent or any Lender for the account of the Borrower. For greater certainty, the Secured Obligations herein guaranteed shall continue to include all obligations of the Borrower to the Administrative Agent and the Lenders (and any of them) in existence on the Determination Date, including, but not limited to, contingent obligations of the Borrower arising under guarantees provided by the Borrower in respect of the obligations of others, even though such contingent obligations may mature and be payable by the Borrower after the Determination Date, and even though the ultimate liability of the Borrower in respect of such contingent obligations may exceed the Borrower's contingent liability thereunder on the Determination Date.

Section 6                      Borrower's Status and Authority

All monies, advances, renewals or credits in fact borrowed or obtained from the Administrative Agent or any Lender by the Borrower or by persons purporting to act on behalf of the Borrower shall be deemed to form part of the Secured Obligations, notwithstanding any lack or limitation of status or power, any incapacity or disability of the Borrower or its directors, officers, employees or agents, or that the Borrower may not be a legal entity or that such borrowing or obtaining of monies, advances, renewals or credits or the execution and delivery of any agreement or document by or on behalf of the Borrower is in excess of the powers of the Borrower or any of its directors, officers, employees or agents or is in any way irregular, defective, fraudulent or informal. The Administrative Agent and the Lenders have no obligation to enquire into the powers of the Borrower or any of its directors, officers, employees or agents acting or purporting to act on its behalf, and shall be entitled to rely on this provision notwithstanding any actual or imputed knowledge regarding any of the foregoing matters.

Section 7                      Liability Unaffected by Certain Matters

The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited or otherwise affected by:

(a)
the lack of validity or enforceability of the Secured Obligations in whole or in part for any reason whatsoever, including without limitation by reason of prescription, by operation of law or as a result of any applicable statute, law or regulation;

(b)
any prohibition or restriction imposed in respect of any rights or remedies of the Administrative Agent or any Lender in respect of any Secured Obligations, including without limitation any court order which purports to prohibit or suspend the acceleration of the time for payment of any Secured Obligations, the payment by the Borrower of any Secured Obligations or the tights or remedies of the Administrative Agent and Lenders (or any of them) against the Borrower in respect of any Secured Obligations;

(c)	the lack of validity or enforceability in whole or in part of the Credit Agreement or any other Loan Document.

(d)
any change in the corporate existence, structure, ownership or control of the Borrower (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); any change in the name, objects, capital stock, constating documents or by-laws of the Borrower; or the dissolution, winding-up, liquidation or other distribution of the assets of the Borrower, whether voluntary or otherwise;

(e)
the Borrower's becoming insolvent or bankrupt or subject to any proceeding under the provisions of the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the arrangement provisions of applicable corporate legislation, any legislation similar to the foregoing in any other jurisdiction, or any legislation enacted substantially in replacement of any of the foregoing, or the Administrative Agent's or any Lender's voting in favour of any proposal, arrangement or compromise in connection with any of the foregoing;

(f)	the failure or neglect of the Administrative Agent or any Lender to demand payment of Secured Obligations by the Borrower, any guarantor of Secured Obligations or any other person;

(g)
the valuation by the Administrative Agent or any Lender of any security held in respect of the Secured Obligations, which shall not be considered as a purchase of such security or as payment on account of the Secured Obligations;

(h)
any right or alleged right of set-off, combination of accounts, counterclaim, appropriation or application or any claim or demand that the Borrower or the Guarantor may have or may allege to have against the Administrative Agent or any Lender or Lenders; or

(i)
any other circumstances which might otherwise constitute a legal or equitable defence available to, or complete or partial discharge of, the Borrower in respect of the Secured Obligations or of the Guarantor in respect of this agreement.

Section 8                      Liability Unaffected by Actions of the Administrative Anent or any Lender or Lenders

The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited or otherwise affected by anything done, suffered or permitted by the Administrative Agent or any Lender or Lenders in connection with the Borrower or any Secured Obligations. For greater certainty and without limiting the generality of the foregoing, without releasing, discharging, limiting or otherwise affecting in whole or in part the liability of the Guarantor under this agreement, and without notice to or the consent of the Guarantor, the Administrative Agent or any Lender or Lenders may from time to time:

(a)
make advances and extend credit to the Borrower (including new loans and credit facilities, whether in addition to or in replacement for other loans and credit facilities previously established for the Borrower), convert revolving lines of credit to non-revolving lines of credit or vice versa, increase or decrease the amount of credit available to the Borrower and receive payments in respect of the Secured Obligations;

(b)	increase the interest rates, fees and charges applicable to all or any portion of the Secured Obligations from time to time;

(c)
amend, renew, waive, release or terminate the Credit Agreement or any of the other Loan Documents or any provisions thereof in whole or in part from time to time (including, without limitation, any provisions relating to interest rates, fees, margin requirements, conditions for the extension of credit and the determination of the amount of credit available, positive and negative covenants, payment provisions, the application of payments received by or on behalf of the Borrower, and events of default);

(d)	extend, renew, settle, compromise, waive, release or terminate the Secured Obligations in whole or in part from time to time;

(e)                 grant time, renewals, extensions, indulgences, releases and discharges to the Borrower;

(f)                 take, refrain from taking or release guarantees from other persons in respect of Secured Obligations;

(g)	accept compromises or arrangements from the Borrower, any guarantor of Secured Obligations or any other person;

(h)	refrain from demanding payment from or exercising any rights or remedies in respect of the Borrower or any guarantor of Secured Obligations;

(i)
apply all monies received from the Borrower, any guarantor of the Borrower or any other person or from the proceeds of any security to pay such part of the Secured Obligations as the Administrative Agent and Lenders may see fit, or change any such application in whole or in part from time to time, notwithstanding any direction which may be given regarding application of such monies by the Borrower, any guarantor of the Borrower or any other person; and

(j)
otherwise deal with the Borrower, any guarantor of Secured Obligations or any other person and any security held by the Administrative Agent or any Lender or Lenders in respect of Secured Obligations, as the Administrative Agent or such Lender or Lenders may see fit in its or their absolute discretion.

Section 9                      Liability Unaffected by Failure of the Administrative Agent or any Lender or Lenders to Take, Hold or Enforce Security

The Guarantor agrees that the Guarantor has provided this agreement to the Administrative Agent on the express understanding that the Administrative Agent and the Lenders have no obligation to obtain any security from the Borrower or from others to secure payment or performance of any Secured Obligations; and if the Administrative Agent or any Lender in its absolute discretion obtains any such security from the Borrower or others, the Administrative Agent or such Lender shall have no obligation to continue to hold such security or to enforce such security. The Guarantor shall not be entitled to rely on or benefit from, directly or indirectly, any such security which the Administrative Agent or any Lender may obtain. In furtherance of the foregoing, the liability of the Guarantor hereunder shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited or otherwise affected by:

(a)
the loss of or failure by the Administrative Agent or any Lender to register, perfect or maintain any security given by the Borrower or by other persons in respect of Secured Obligations, whether intentionally or through failure, neglect or otherwise;

(b)	the failure or neglect of the Administrative Agent or any Lender to enforce any security held in respect of the Borrower or in respect of any guarantor of Secured Obligations;

(c)
the Administrative Agent's or any Lender's having released, discharged, compromised or otherwise dealt with any such security in any manner whatsoever (and for greater certainty the Administrative Agent and Lender shall not be bound to exhaust its or their recourse against the Borrower, guarantors of the Borrower or other persons or enforce any security held in respect of Secured Obligations or take any other action or legal proceeding before being entitled to payment from the Guarantor under this agreement, and the Guarantor hereby waives all benefits of discussion and division); or

(d)
the enforcement by the Administrative Agent or any Lender of any such security in an improvident or commercially unreasonable manner (including the sale or other disposition of any assets encumbered by such security at less than the fair market value thereof) whether as a result of negligence, recklessness or wilful action or inaction on the part of the Administrative Agent or any Lender or otherwise, and regardless of any duty which the Administrative Agent or any Lender might have to the Borrower under applicable law (including applicable personal property security legislation) in respect of the enforcement of any such security.

Section 10                      Accounts Settled

The records of the Administrative Agent as to the unpaid balance of the Secured Obligations due at any time shall constitute prima facie evidence that the said amount is so due.

Section 11                      Waivers

No delay on the part of the Administrative Agent or any Lender in exercising any of its options, powers, rights or remedies, or any partial or single exercise thereof, shall constitute a waiver thereof. No waiver, modification or amendment of this agreement or of any such options, powers, rights or remedies shall be deemed to have been made unless made in writing and signed by an authorized officer of the Administrative Agent, and any such waiver shall apply only with respect to the specific instance involved, and shall not impair the rights of' the Administrative Agent or the liability of the Guarantor hereunder in any other respect or at any other time.

Section 12                      Foreign Currency Obligations

The Guarantor shall make payment to the Administrative Agent hereunder in the same currency as is required to be paid by the Borrower to the Administrative Agent in respect of the Secured Obligations (the "Required Currency"). If the Guarantor makes payment to the Administrative Agent hereunder in any other currency (the "Payment Currency"), such payment shall constitute satisfaction of the said liability of the Guarantor hereunder only to the extent that the Administrative Agent is able to purchase Required Currency with the amount of the Payment Currency received from the Guarantor on the date of receipt, in accordance with the Administrative Agent's normal practice; and the Guarantor shall remain liable for any deficiency together with interest thereon payable pursuant to section 4.

Section 13                      Withholding Taxes

Except as otherwise required by law, each payment by the Guarantor hereunder shall be made without withholding for or on account of any present or future tax imposed by or within the jurisdiction in which the Guarantor is domiciled, any jurisdiction from which the Guarantor makes any payment or any other jurisdiction, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is required by law, the Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay to the Administrative Agent such additional amount as may be necessary to ensure that the net amount actually received by the Administrative Agent (after payment of such taxes including any taxes on such additional amount paid) is equivalent to the amount which the Administrative Agent would have received if no amounts had been withheld.

Section 14                      Representations, Warranties and Covenants

(1)
The Guarantor represents and warrants to the Administrative Agent as follows, and acknowledges that each of the Administrative Agent and Lenders is relying on such representations and warranties as a basis for extending and maintaining the extension of credit to the Borrower:

(a)
the Guarantor is duly incorporated and existing under the laws of its jurisdiction of incorporation; it has full corporate power, authority and capacity to enter into and perform its obligations hereunder; all necessary action has been taken by its directors or shareholders and otherwise to authorize the execution and delivery of this agreement and the performance of its obligations hereunder; the Guarantor has, to the extent required by law, disclosed to its shareholders all information required with respect to the delivery of this agreement; there is no provision in any unanimous shareholder agreement which restricts or limits its powers to enter into or perform its obligations under this agreement; and none of the execution or delivery of this agreement, or compliance with the provisions of this agreement conflicts with, or results in a breach of its charter documents or by-laws; and

(b)
none of the execution or delivery of this agreement, or compliance by the Guarantor with the provisions of this agreement conflicts with or results in a breach of any agreement or instrument to which the Guarantor is a party or by which the Guarantor or any of the Guarantor's assets are bound or affected, or requires the consent of any other person (other than any consents which have been obtained); and

(c)
each of the representations and warranties made by the Guarantor in that certain Credit Agreement dated as of April 21, 2006 between JPMorgan Chase Bank, N.A., Integrated Brands Inc., Eskimo Pie Frozen Distribution, Inc., Eskimo Pie Corporation, CoolBrands Dairy, Inc. and the lenders party thereto (the "Integrated Credit Agreement") are incorporated herein, mutatis mutandis, shall survive the termination of the Integrated Credit Agreement and be deemed to continue to be a part of this agreement as if fully set out herein notwithstanding the termination of the Integrated Credit Agreement.

(2)
The Guarantor covenants and agrees that it will fully comply and will cause each of its Subsidiaries (as such term is defined in the Credit Agreement) to fully comply with each of the covenants set out in Articles V and VI of each of (i) the Credit Agreement and (ii) the Integrated Credit Agreement, and such covenants are hereby incorporated herein, mutatis mutandis, which covenants hereunder shall survive the termination of the Integrated Credit Agreement and be deemed to continue to be a part of this agreement as if fully set out herein notwithstanding the termination (Stile Integrated Credit Agreement.

Section 15                      Revival of Indebtedness and Liability

If at any time all or any part of any payment previously applied by the Administrative Agent or any Lender to any portion of the Secured Obligations is rescinded or returned by the Administrative Agent or any Lender for any reason whatsoever, whether voluntarily or involuntarily (including, without limitation, as a result of or in connection with the insolvency, bankruptcy or reorganization of the Borrower or the Guarantor, or any allegation that the Administrative Agent or any Lender received a payment in the nature of a preference), then to the extent that such payment is rescinded or returned, such portion of the Secured Obligations shall be deemed to have continued in existence notwithstanding such initial application, and this agreement shall continue to be effective or be reinstated, as the case may be, as to such portion of the Secured Obligations as though such payment had not been made.

Section 16                      Postponement of Indebtedness and Subordination of Security

Payment of all present and future indebtedness, liabilities and obligations of the Borrower to the Guarantor (the "Postponed Indebtedness") is hereby postponed to payment and performance of all Secured Obligations. The Guarantor agrees that the Guarantor shall not, except to the extent consented to by the Administrative Agent in writing, receive any payment of principal, interest or any other amount in respect of any Postponed Indebtedness until all Secured Obligations have been paid and satisfied in full. If any portion of the Postponed Indebtedness is paid in contravention of this agreement, the Guarantor shall hold such amount in trust for the Administrative Agent and immediately pay such amount to the Administrative Agent. If the Guarantor now or in the future holds any security for payment of any Postponed Indebtedness (the "Postponed Security"), the Postponed Security and the security interests constituted thereby are hereby postponed and subordinated to all present and future security and security interests held by the Administrative Agent or any Lender or Lenders in respect of any Secured Obligations, notwithstanding the order of execution, delivery, registration or perfection of such security or security interests, the order of advancement of funds, the order of crystallization of security, or any other matter which may affect the relative priorities of such security or security interests. The Guarantor shall not initiate or take any action to enforce the Postponed Security without the prior written consent of the Administrative Agent. The Guarantor shall, promptly at the Administrative Agent's request, deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, an assignment by the Guarantor to the Administrative Agent of all Postponed Indebtedness and Postponed Security as security for the Guarantor's obligations to the Administrative Agent pursuant to this agreement.

Section 17                      Restrictions on Right of Subrogation

The Guarantor agrees not to exercise or enforce any right of indemnity, exoneration, contribution, reimbursement, recourse or subrogation against the Borrower or any other guarantor of Secured Obligations, or as to any security therefor, unless and until all Secured Obligations have been paid and satisfied in full and the Administrative Agent and the Lenders have no further obligation to extend credit to the Borrower. The Guarantor shall have no right to be subrogated hereunder unless:

(a)	the Guarantor has paid to the Administrative Agent an amount equivalent to all Secured Obligations together with all interest, expenses and other amounts due hereunder;

(b)
any other person having a potential right of subrogation has waived such right and consented to the assignment by the Administrative Agent to the Guarantor of the Secured Obligations and any security held by the Administrative Agent;

(c)
the Administrative Agent has received from the Borrower a release of all claims which the Borrower may have against the Administrative Agent and the Lenders, including any obligation to grant additional credit to the Borrower;

(d)
the Guarantor has executed and delivered to the Administrative Agent a release of any claims which the Guarantor may have against the Administrative Agent and the Lenders in respect of the Secured Obligations or this agreement; and

(e)
if required by the Administrative Agent, three months shall have elapsed from the time of the last payment made by the Borrower to the Administrative Agent and the last payment made by the Guarantor to the Administrative Agent hereunder.

The Guarantor shall cause all such documents to be in form and substance satisfactory to the Administrative Agent. Any such assignment of loans and security by the Administrative Agent to the Guarantor shall be on an "as is, where is" basis without representations, warranties or conditions, and without recourse to the Administrative Agent or any Lender.

Section 18                       Interest Act (Canada) Eauivalencv

For the purpose of complying with the Interest Act (Canada), it is expressly stated that:

(i)
where interest is calculated pursuant hereto at a rate based on a 360 day period, the yearly rate or percentage of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the year (365 or 366, as the case may be) divided by 360; and

(ii)
the rates of interest and other rates specified in this agreement and the Credit Agreement are nominal rates and not effective rates or yields and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest, that they are capable of making the calculations necessary to compare such rates and that the principle of deemed reinvestment of interest shall not apply to any calculations of interest hereunder.

Section 19                      Expenses

The Guarantor agrees to pay to the Administrative Agent, forthwith on demand by the Administrative Agent, all expenses (including legal fees on a full indemnity basis) incurred by the Administrative Agent or any Lender in connection with the preservation or enforcement of any of the its rights and remedies hereunder, together with interest thereon calculated and compounded at the rate provided in section 4.

Section 20                      Additional Guarantee

This agreement is in addition to and not in substitution for any other guarantees or agreements which may have previously been given to the Administrative Agent or any Lender or Lenders by the Guarantor in connection with the Borrower or any Secured Obligations, and is in addition to and without prejudice to any security or guarantee now or hereafter held by the Administrative Agent or any Lender or Lenders in respect of any Secured Obligations, and any other rights or remedies which the Administrative Agent or any Lender or Lenders might have.

Section 21                      Combination of Accounts and Set-Off

The Administrative Agent or any Lender may from time to time combine accounts and set off and apply any liabilities it may have to the Guarantor (including liabilities in respect of any monies deposited by the Guarantor with the Administrative Agent or any Lender) against any and all of the obligations of the Guarantor to the Administrative Agent or any Lender now or hereafter existing under this agreement, whether or not the Administrative Agent or any Lender has made any demand hereunder and whether or not any of such obligations may be unliquidated, contingent or unmatured.

Section 22                       Notice

Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and given as provided for in the Credit Agreement (with respect to the Guarantor, to the address set forth on the signature page hereto).

Section 23                      Severability

If any provision of this agreement shall be invalid or unenforceable, all other provisions hereof shall remain in full force and effect and all changes rendered necessary by the context shall be deemed to have been made.

Section 24                      Interpretation

This agreement shall be construed as if all changes in grammar, number and gender rendered necessary by the context have been made. As used in this agreement, "person" includes an individual, corporation, partnership, joint venture, trust, unincorporated association or any government, crown corporation or governmental agency or authority or any combination of the foregoing.

Section 25                      Merger of Borrower

In this agreement, "Merger" in respect of two or more corporations means an amalgamation of such corporations, the transfer of the assets of one corporation to another in connection the dissolution of the first-mentioned corporation, the transfer of substantially all of the businesses and assets of one corporation to another pursuant to plan of arrangement or court order, or any other corporate reorganization or transaction with similar effect to any of the foregoing; the corporations involved in a Merger are herein referred to as the "Merging Entities"; and the corporation resulting from a Merger is herein referred to as the "Merged Entity". If the Borrower effects a Merger with any other corporation or corporations, the Guarantor agrees that the Secured Obligations shall include:

(a)	all obligations of each Merging Entity to the Administrative Agent and Lenders (and to any one or more of them) in existence at the time of such Merger; and

(b)	all obligations of the Merged Entity to the Administrative Agent and Lenders (and to any one or more of them) at the time of such merger or incurred or arising from time to time after such Merger.

After such Merger, all references herein to the "Borrower" shall mean the Merged Entity, and all other provisions of this agreement shall be deemed to have been amended to the extent required by the context in order to reflect such Merger.

Section 26                      Further Assurances

The Guarantor agrees, at the Guarantor's own expense, to promptly execute and deliver or cause to be executed and delivered to the Administrative Agent, upon the Administrative Agent's request from time. to time, all such other and further documents, agreements, opinions, certificates and instruments as are required under this agreement or as may be reasonably requested by the Administrative Agent if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein.

Section 27                      Entire agreement Amendments; Conclusive Delivery,

This agreement constitutes the entire agreement between the Guarantor and the Administrative Agent and Lenders relating to the subject matter hereof, and no amendment of this agreement shall be effective unless made in writing and executed by the Guarantor and the Administrative Agent. Possession by the Administrative Agent of an original executed copy of this agreement shall constitute conclusive evidence that:

(a)	this agreement was executed and delivered by the Guarantor to the Administrative Agent free of all conditions;

(b)
there is no agreement or understanding between the Administrative Agent and Lenders (or any of them) and the Guarantor that this agreement was delivered in escrow or is not intended to be effective until the occurrence of any event or the satisfaction of any condition;

(c)
the Administrative Agent and Lenders have not made any representation, warranty, statement or promise to the Guarantor regarding the Borrower, the intention of the Administrative Agent or any Lender to obtain any security in respect of Secured Obligations or guarantees from other persons in respect of Secured Obligations, the circumstances under which the Administrative Agent or any Lender may enforce this agreement, the manner in which the Administrative Agent or any Lender might enforce this agreement or any other matter which might conflict with any provision expressly set out herein; and

(d)
there is no representation, warranty, statement, promise, understanding, condition or collateral agreement between the Administrative Agent and Lenders (or any one of them) and the Guarantor relating to this agreement or the subject matter of this agreement, other than as expressly set out herein.

Section 28                      Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Without prejudice to the right of the Administrative Agent to commence any proceedings with respect to this agreement in any other proper jurisdiction, the Guarantor hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.

Section 29                      Successors and Assigns

This agreement shall enure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and shall be binding on the Guarantor and its successors and assigns; "successors" includes any Merged Entity resulting from the Merger of a corporation with any other corporation and includes the Guarantor as it may be continued from its existing jurisdiction of incorporation to any other jurisdiction (whether provincial or federal). Without limiting the generality of the foregoing, if the Administrative Agent or a Lender assigns or transfers all or any portion of the Secured Obligations and this agreement or any interest therein to any other person, such person shall thereafter be entitled to the benefit of this agreement to the extent of the interest so transferred or assigned, and the Secured Obligations or portion thereof or interest therein so transferred or assigned shall be and shall remain part of the "Secured Obligations" hereunder.

Section 30                      Legal Advice

The Guarantor acknowledges that the Guarantor has had ample opportunity to review and consider this agreement, fully understands the provisions hereof and has received legal advice from the Guarantor's solicitors in connection with this agreement.

Section 31                      Receipt of Copy of agreement

The Guarantor hereby acknowledges receipt of a copy of this agreement.

IN WITNESS WHEREOF this agreement has been executed and delivered by the Guarantor this 21St day of April, 2006.

COOLBRANDS INTERNATIONAL INC.
By: ______________________________________________________________
Name: David J. Stein
Title: Chief Financial Officer

Guarantor’s Address for Service: 4175 Veterans Memorial Highway Ronkonkama, New York 11779 Attention: David J. Stein Fax no. 631-737-9792